Exhibit 10.1

July 2, 2018

Charles R. Evans

Lead Director

MiMedx Group, Inc.

1775 West Oak Commons Ct. NE

Marietta, GA 30062

Dear Mr. Evans:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and MiMedx Group, Inc., including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M (the “Agreement”).

1.	Description of Services

(a)	Officers. In connection with this engagement, A&M shall make available to the Company:

(i)	David Coles to serve as the interim Chief Executive Officer (the “CEO”); and

(ii)

Upon the mutual agreement of A&M and the Company, A&M will provide additional employees of A&M and/or its affiliates and wholly-owned subsidiaries (“Additional Personnel”) as required (collectively, with the CEO, the “Engagement Personnel”), to assist the CEO in the execution of the duties set forth more fully herein.

(b)	Duties.

The CEO, with the assistance of the Additional Personnel, shall:

(i)

Provide executive leadership to the Company through the oversight and direction of the daily operations of the Company. Collaborate with senior management in setting the strategic, operational and financial goals of the organization and present such goals to the Company’s Board for approval;

(ii)	Encourage operational effectiveness, strong financial performance and accountability, and promote a culture that reflects the organization’s values;

(iii)	Working closely with the Chief Financial Officer, undertake both 2018 reforecasting and 2019 Budget development activities;

(iv)	Align strategic, operational and financial objectives with employee reward mechanisms;

(v)	Assist the Audit Committee of the board of directors (the “Board”) in managing the various investigative and financial restatement work streams;

(vi)	Assist in the identification (and implementation) of cost reduction and operations improvement opportunities;

(vii)	Serve as the principal contact with the Company’s shareholders, creditors and other constituents with respect to the Company’s financial and operational matters; and

(viii)	Perform such other services as requested or directed by the board of the directors of the Company (the “Board”) and agreed to by A&M.

(c)

The Engagement Personnel shall report to the Board, or, with respect to Additional Personnel, as directed by the Board. The Engagement Personnel will continue to be employed by A&M and will not be entitled to any compensation or employee benefits payable or provided by the Company. The Engagement Personnel, while rendering services to the Company, will continue to work with other personnel at A&M in connection with unrelated matters that will not unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement. With respect to the Company, however, the Engagement Personnel shall operate under the direction of the Board and A&M shall have no liability to the Company for any acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the Board and consistent with the requirements of the Engagement and this Agreement.

(d)

In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates and subsidiaries as Engagement Personnel. Such affiliates and subsidiaries are wholly owned by A&M’s parent company and employees

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2.

Information Provided by Company and Forward Looking Statements. The Company shall use all reasonable efforts to: (i) provide the Engagement Personnel with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that Engagement Personnel reasonably request in connection with the services to be provided to the Company. The Engagement Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by Engagement Personnel in connection with the services performed for the Company. The Company acknowledges and agrees that the Engagement Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. A&M and Engagement Personnel are under no obligation to update data submitted to them or to review any other areas unless specifically requested by the Board to do so.

You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, Engagement Personnel will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.

3.

Limitation of Duties. Neither A&M, nor the Engagement Personnel make any representations or guarantees that, inter alia, (i) an appropriate long range business plan (“Business Plan”) or strategic alternative can be formulated for the Company, (ii) any Business Plan or strategic alternative presented to the Company’s management or the Board will be more successful than all other possible business plans or strategic alternatives or (iii) if formulated, that any strategic alternative requiring shareholder approval will be accepted by any of the Company’s shareholders and other constituents. Further, neither A&M, nor the Engagement Personnel, assume any responsibility for the Company’s decision to pursue, or not pursue any business strategy, or to effect, or not to effect any transaction. The Engagement Personnel shall be responsible for implementation only of the Business Plan or strategic alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

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4.	Compensation.

(a)	A&M will receive fees for the services of the Engagement Personnel based on the following hourly rates:

David Coles (Managing Director)	$975
Managing Directors	$850-1,050
Directors	$650-800
Analysts/Associates	$400-625

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

After the first 60 days of the engagement, and assuming the anticipated work demands are in line, should the Company prefer a fixed monthly fee arrangement, A&M is prepared to offer the services of David Coles, as interim CEO for a fixed monthly fee of $200,000 per calendar month. Assuming a fifty-hour week and a 52-week year, this represents a little more than a 5% discount from fixed hourly terms

(b)

In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, messenger and telephone charges. All fees and expenses will be billed on a monthly basis or, at A&M’s discretion, more frequently. Invoices are payable promptly following receipt

(c)

The Company shall promptly remit to A&M a retainer in the amount of $200,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

(d)

The Company and A&M recognize that it is appropriate that A&M receive incentive compensation for its services hereunder, in addition to the compensation set forth above. To establish such incentive compensation, A&M and the Company will seek to reach agreement within 60 days from the date hereof on the amount of such incentive compensation and the terms on which it shall be payable. It is envisioned that such incentive compensation pool be sized as a multiple of any hourly fee discount with A&M’s ability to earn such incentive compensation based on the achievement of a combination of deliverables and performance metrics mutually agreed to with the Board and aligned with the Company’s strategic, operational and financial objectives.

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5.	Termination.

(a)

This Agreement will apply from the commencement of the services referred to in Section 1 and may be terminated by either party without cause by 30 days written notice to the other party; provided, however, that if the Company terminates this Agreement for Cause (as defined below), or if A&M terminates this Agreement for Good Reason (as defined below), then any such termination shall be effective immediately upon receipt of a written notice to that effect given by the terminating party to the other party.

(b)

A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause exists.

(c)	On termination of the Agreement, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).

(d)

If the Company terminates this Agreement without “Cause” or if A&M terminates this Agreement for “Good Reason”, A&M shall also be entitled to receive the Incentive Fee upon the occurrence of the event specified in Section 4(d) if such event occurs within one year of the termination. “Cause” shall mean gross negligence, willful default or fraud by A&M; “Good Reason” shall mean the Company’s misrepresentation of or failure to disclose material facts, failure to pay fees or expenses when due (or circumstances indicating to A&M that fees or expenses will not be paid when due), circumstances such that it is unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause.

(e)	The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.

No Audit. Company acknowledges and agrees that A&M and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.

No Third Party Beneficiary. The Company acknowledges that all advice (written or oral) provided by A&M and the Engagement Personnel to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its

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Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

8.

Conflicts. A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on an international basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to, or have business associations with, other entities or people which had or have or may have relationships with the Company, including creditors of the Company. The Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained.

Confidentiality/Non-Solicitation.

A&M and Engagement Personnel shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings, subject to providing the Company with reasonable advance notice and cooperation in obtaining a protective order; or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is, or becomes, public other than as a result of a breach of this provision. The Company, on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M or any of its affiliates who worked on this engagement while employed by A&M or its affiliates (“Solicited Person”); provided however that the foregoing provision will not prevent the Company from employing any individual who has been terminated by A&M for more than twelve months prior to such solicitation or employment.. A Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the Company equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee. The Company acknowledges and agrees that this fee fairly represents the loss that A&M will suffer if the Company breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

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9.

Indemnification/Limitations on Liability. The Company shall indemnify the Engagement Personnel acting as officers (the “Indemnified Professionals”) to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise. The Indemnified Professionals shall be covered as officers under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company shall also maintain such insurance coverage for the Indemnified Professionals for a period of not less than six years following the date of the termination of the Indemnified Professionals’ services hereunder. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall remain in full force and effect.

10.

Miscellaneous. This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

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This Agreement shall be binding upon A&M and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of A&M’s or the Company’s respective businesses and/or assets. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Company and A&M. Notwithstanding anything herein to the contrary, A&M may reference or list the Company’s name and/or logo and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website. If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

By:	/s/ David J. Coles
David J. Coles
Managing Director

Accepted and agreed:

MiMedx Group, Inc.

By:	/s/ Charles R. Evans
Charles R. Evans

Chairman

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INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT

This indemnification and limitation on liability agreement is made part of an agreement, dated June 30, 2018 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Alvarez & Marsal North America, LLC (“A&M”) and MiMedx Group, Inc. (the “Company”), for services to be rendered to the Company by A&M.

A.    The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the reasonable costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct and (b) in no event will any Indemnified Party have any liability to the Company for special, consequential incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party is entitled to indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B.    These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the

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Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its reasonable out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

C.    If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.

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D.    In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E.    [Reserved]

F.    Neither termination of the Agreement nor termination of A&M’s engagement shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G.    The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

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